Exhibit 10.7
2006 Performance Incentive Programs
Employees of the Company are eligible to receive cash incentives based on the 2006 year-end results of RTW, Inc. and its Subsidiaries. All employees of the Company are eligible to participate in this program. Under the program, a portion of plan pre-tax earnings and pre-tax earnings in excess of planned results, excluding investment income, are contributed to a general pool and distributed in 2007. Incentive amounts will be distributed as a percentage (%) of salary and on a discretionary basis to employees. Any incentive program payment will be made annually after completing the year-end audit.
Executive officers, additionally, earn stock options based upon exceeding the Company’s pre-tax, pre-cash incentive, pre-investment income earnings plan for 2006 and are eligible for an additional discretionary bonus. Executive officers are eligible for a fixed number of options, pro-rated on a sliding scale, in excess of the profit plan, up to a maximum level. Any stock option grant will be made annually after completing the 2006 year-end audit.